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NEWS                                        PHILIPS INTERNATIONAL REALTY CORP.
RELEASE                                     417 Fifth Avenue, New York, NY 10016
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For Immediate Release
December 5, 2000

                         PHILIPS INTERNATIONAL ANNOUNCES
                     CLOSINGS ON CERTAIN ASSET DISPOSITIONS
                     BOARD DECLARES $13.00 PER SHARE INITIAL
                            LIQUIDATING DISTRIBUTION

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New York, N.Y. - December 5, 2000 - Philips International Realty Corp.
(NYSE-PHR), a real estate investment trust, announced today that the Company has completed the distribution of its interest in four shopping center properties in Hialeah, Florida and the sale of its interest in one redevelopment site for a total value of approximately $124 million to certain limited partners (the "Unit Holders") in the Operating Partnership including Philip Pilevsky, the Company's Chairman and CEO, in redemption of their entire interest in the Operating Partnership. The sale of an additional redevelopment site to the Unit Holders for approximately $7 million is expected to close by year end. Also, the Company completed the transfer of its interest in eight properties to Kimco Income REIT for approximately $137 million.

Pursuant to the plan of liquidation, the Company's Board of Directors today declared the initial liquidating distribution of $13.00 per share which will be payable on December 22, 2000. The record date is December 15, 2000. However, shareholders must continue to own their shares up to and including December 22, 2000 in order to be entitled to the liquidating distribution of $13.00 per share. Effective December 13, 2000, the Company's shares will be traded on the New York Stock Exchange with due bills which will entitle the owner of the stock to receipt of the distribution. The Company's stock will be traded ex-dividend after the payment date of December 22, 2000.

On October 10, 2000, the stockholders approved the plan of liquidation, which is estimated to generate approximately $18.25 in the aggregate in cash for each share of common stock in two or more liquidating distributions. The Company's seven remaining assets are currently being offered for sale.


Note: Certain statements in this release regarding anticipated operating results and time are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the statements and projections are based upon reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include economic downturns, successful and timely completion of acquisitions, renovations and development programs, leasing activities and other risks associated with the commercial real estate business, and as detailed in the Company's filings from time to time with the Securities and Exchange Commission.

Contact:        Carl Kraus
                Chief Financial Officer
                Philips International Realty Corp.
                (212) 951-3868